Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                           Votes for        Votes withheld
Liaquat Ahamed             5,415,154,963    14,207,845
Ravi Akhoury               5,415,184,974    14,177,833
Barbara M. Baumann         5,415,851,291    13,511,517
Jameson A. Baxter          5,415,767,570    13,595,238
Charles B. Curtis          5,415,854,394    13,508,413
Robert J. Darretta         5,416,022,043    13,340,765
Katinka Domotorffy         5,415,419,173    13,943,635
John A. Hill               5,415,885,634    13,477,174
Paul L. Joskow             5,416,010,424    13,352,383
Kenneth R. Leibler         5,415,817,292    13,545,516
Robert E. Patterson        5,415,985,292    13,377,516
George Putnam, III         5,415,959,400    13,403,408
Robert L. Reynolds         5,416,108,530    13,254,278
W. Thomas Stephens         5,415,918,406    13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against   Abstentions   Broker non-votes

36,700,214    909,434         1,897,214     11,478,584

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for      Votes against  Abstentions   Broker non-votes

5,234,359,081  33,570,449     18,267,087    143,166,192

All tabulations are rounded to the nearest whole number.